Exhibit 4.8.4
Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.
THIRD AMENDMENT TO PRODUCT DEVELOPMENT AGREEMENT
This THIRD AMENDMENT TO PRODUCT DEVELOPMENT AGREEMENT (“Amendment No. 3”), dated as of October 30, 2024, is entered into by and between SharkNinja Europe Ltd., a private limited company incorporated under the laws of England and Wales (“SharkNinja”), and JS Global Trading HK Limited, a private company limited by shares incorporated in Hong Kong (“JS Global”). “Party” or “Parties” means SharkNinja or JS Global, individually or collectively, as the case may be.
WHEREAS, SharkNinja and JS Global have entered into that certain Product Development Agreement, dated as of July 29, 2023 and effective as of July 31, 2023, as amended by that certain Amendment to Product Development Agreement, dated as of March 28, 2024 and by that certain Second Amendment to Product Development Agreement, dated as of June 6, 2024 (the “PDA”); and
WHEREAS, the Parties wish to amend certain provisions of the PDA pursuant to this Amendment.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Amendment No. 3, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
TERMS
1.Definitions. Capitalized terms used herein without definition shall have the meanings given to such terms in the PDA, as applicable.
2.Amendment. Subject to the terms and conditions of this Amendment No. 3, the introductory paragraph on Schedule 1 to the PDA is hereby deleted in its entirety and replaced with the following:
(a.The Service Fees under this Agreement from August 1, 2023, through December 31, 2023, are equal to the amount of [***].  Notwithstanding Section 3.03(a) of this Agreement, the Services Fees shall be paid by JS Global to SharkNinja on a quarterly basis from August 1, 2023, through December 31, 2023 (with the first such quarter being a partial quarter commencing on August 1, 2023, and ending on September 30, 2023) and shall be due within forty-five (45) days at the end of each quarter.  The first payment shall be equal to [***].  The second payment shall be equal to [***].
(b.The Service Fees under this Agreement from January 1, 2024, through December 31, 2024, are equal to the amount of [***].  Notwithstanding Section 3.03(a) of this Agreement, the Service Fees shall be paid by JS Global to SharkNinja on a quarterly basis during the Term (with the first such quarter commencing on January 1, 2024, and ending three (3) months after January 1, 2024) and shall be due within forty-five (45) days at the end of each quarter.  Each payment shall be equal to [***].
(c.The Service Fees under this Agreement from January 1, 2025, through December 31, 2025, are equal to the amount of [***].  Notwithstanding Section 3.03(a) of this Agreement, the Services Fees shall be paid by JS Global to SharkNinja on a quarterly basis during the Term (with the first such quarter commencing on January 1, 2025, and ending three (3) months after January 1, 2025) and shall be due within forty-five (45) days at the end of each quarter.  Each payment shall be equal to [***].
(d.The Service Fees under this Agreement from January 1, 2026, through July 31, 2026, are equal to the amount of [***].  Notwithstanding Section 3.03(a) of this Agreement, the Services Fees shall be paid by JS Global to SharkNinja on a quarterly basis during the Term (with the first such quarter commencing on January 1, 2026, and ending three (3) months after January 1, 2026) and shall be due within forty-five (45) days at the end of each quarter.  Each payment shall be equal to [***] through June 30, 2026.  The payment for July 2026 shall be equal to [***] (and, for clarity, shall be paid within forty-five (45) days following July 31, 2026).
(e.If the Term of this Agreement is extended past July 31, 2026, pursuant to Section 6.01, JS Global shall pay to SharkNinja the Service Fees equal to [***] for each additional year on the same payment terms set forth above in (c).
Notwithstanding the foregoing, JS Global shall pay for tooling costs directly to the applicable third-party supplier for tooling related to products produced specifically for the APAC region.
3.Effect of Amendment. Except as expressly modified herein, all terms and conditions set forth in the PDA shall remain in full force and effect.
4.Counterparts. This Amendment No. 3 may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.
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IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment No. 3 as of the date first above written.
SharkNinja Europe Ltd.

By:    __/s/ Patraic Reagan
    Name:    Patraic Reagan
    Title:    Director

JS Global Trading HK Limited

By:    _/s/ Run Han
    Name:    Run Han
    Title:    Director

[Signature Page to Third Amendment to Product Development Agreement ]